Press Release

Vuzix Announces Reverse Stock Split

ROCHESTER, NEW YORK (February 5, 2013) - Vuzix Corporation (TSX-V: VZX, OTC:BB: VUZI, FMB: V7X) (the “Company”), a leading supplier of Video Eyewear and smart glasses products in the consumer, commercial and entertainment markets, today announced that it received all the necessary regulatory approvals, including the approval of the TSX Venture Exchange (the “TSXV) and the Financial Industry Regulatory Authority (FINRA”) to effectuate a reverse split of its issued and outstanding common stock (the “Shares”) on a 1 to 75 basis (the “Split”). The Split was previously approved at the special meeting of the shareholders of the Company, held on November 30, 2012. The Shares will begin trading on a split-adjusted basis on February 6, 2013. In accordance with FINRA’s procedures for reverse stock splits, Vuzix' ticker symbol on the OTCBB will be "VUZID" for a period of 20 business days beginning February 6, 2013, after which time, the symbol will revert back to “VUZI”. The Company’s ticker symbol will remain unchanged on the TSXV. Any fractional shares resulting from the Split will be rounded up to the nearest whole post-split share.

Paul Travers, Chief Executive Officer of Vuzix, said that, "We believe the higher split-adjusted stock price will be in the best interest of our shareholders by making it easier to effect transactions in our stock, broaden our audience and shareholder base and ultimately enhance our valuation as we move forward and grow the Company. While the Split did not change the market capitalization of Vuzix, the higher share price is designed to make it easier for shareholders to hold Vuzix stock in their brokerage accounts and to appeal to major customers that look at our share price when deciding to add us as a new supplier.”

Additional Information for Shareholders:

Vuzix shareholders who hold shares in brokerage accounts, also known as holding the shares in "street name", will note that the number of Vuzix shares are automatically adjusted to reflect the number of shares as adjusted by the reverse stock split. Shareholders of record who hold physical stock certificates will receive letters of transmittal from the Vuzix’ transfer agent, Computershare, or they can call 781-575-2879 to get information on exchanging their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company’s products, personal display devices that offer users a portable high quality viewing experience; provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds over 47 patents and patents pending and numerous IP licenses in the Video Eyewear field. The company has won 14 Consumer Electronics Show Innovations Awards and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V:VZX - News, OTC:BB: VUZI, FMB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the impact of the reverse split on the price of the Company’s common shares and levels of investor interest in the Company, relationships with vendors and our customers, among other things, and the Company’s leadership in the Video Eyewear industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further Investor Information, please contact:

Vuzix Corporation

75 Town Centre Drive

Rochester, NY 14623 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: +1 (585) 359-7562

Vuzix.com